                                                              CONFORMED COPY
EXHIBIT (10)(xxii)(a)
---------------------

--------------------------------------------------------------------------------


                             NOTE PURCHASE AGREEMENT


                          Dated as of February 7, 2002

                                 by and between

                                THE STANLEY WORKS

                                       and

                                   BNP PARIBAS


--------------------------------------------------------------------------------

                  This NOTE PURCHASE AGREEMENT (this "AGREEMENT") is dated as of February 7, 2002 and is by and between THE STANLEY WORKS, a Connecticut corporation and BNP PARIBAS, a societe anonyme organized and existing under the laws of The Republic of France (the "INVESTOR").

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, The Stanley Works wishes to issue to Investor and Investor wishes to purchase from The Stanley Works on the date hereof a note of The Stanley Works having the terms and being in the form set forth in Exhibit A hereto and as provided herein (the "INITIAL NOTE");

                  WHEREAS, The Stanley Works and Investor each wish to grant to the other certain rights with respect to the issuance and purchase of additional notes of The Stanley Works (the "ADDITIONAL NOTES" and, collectively with the Initial Note, the "NOTES") and with respect to the repurchase of the Notes by The Stanley Works;

                  WHEREAS, The Stanley Works owns all of the Common Stock, par value $0.01 per share, of Stanley Logistics, Inc., a Delaware corporation (the "COMPANY"), and Investor has agreed to purchase 11,445 shares of Auction Market Preferred Stock, par value $0.01 per share, of the Company (the "AMPS SHARES") on the Closing Date;

                  NOW, THEREFORE, the parties, intending to be bound, hereby agree as follows:


                                   ARTICLE I

                            ISSUANCE OF INITIAL NOTE

                  Section 1.1 Subject to satisfaction of the conditions set forth in Article IV below, The Stanley Works agrees to issue an Initial Note to Investor on February 7, 2002 (the "Closing Date") in the principal amount of $500,000, bearing interest at the rates and having the other terms, and in the form set forth in Exhibit A hereto, upon receipt by The Stanley Works from Investor of the purchase price of the Initial Note equal to the principal amount thereof in immediately available funds.

                  Section 1.2 Subject to satisfaction of the conditions set forth in Article IV below, Investor agrees to purchase the Initial Note from The Stanley Works on the Closing Date by payment of the principal amount of the Initial Note in immediately available funds to the account of The Stanley Works set forth on the signature page hereof.

                                   ARTICLE II

                          ISSUANCE OF ADDITIONAL NOTES

                  In the event that, at any time when Investor is the holder of the Initial Note, Investor is not the holder of any shares of the capital stock of the Company, (i) Investor shall have the option, upon five (5) days prior written notice to The Stanley Works, to purchase Additional Notes from The Stanley Works, and upon receipt of such notice The Stanley Works agrees to issue Additional Notes to Investor on the date specified in such notice, and (ii) The Stanley Works shall have the option, upon five (5) days prior written notice to Investor, to issue Additional Notes to Investor, and upon receipt of such notice Investor agrees to purchase Additional Notes from The Stanley Works on the date specified in such notice, in either case in the aggregate principal amount of $75,000,000 at a purchase price equal to such principal amount, such Additional Notes otherwise to have the terms and to be in the form set forth in Exhibit A hereto. Such purchase price shall be paid in immediately available funds to the account of The Stanley Works set forth on the signature page hereof. The options provided for in this Article II may be exercised only once for the full aggregate principal amount of the Additional Notes by either Investor or The Stanley Works but not by both parties separately.


                                  ARTICLE III

                               REPURCHASE OF NOTES

                  Section 3.1 In the event that, at any time when Investor is the holder of any Note, (i) the rating published by Standard & Poor's or Moody's in respect of The Stanley Works' senior unsecured long-term indebtedness falls below "BBB" and "Baa" respectively, or The Stanley Works is no longer rated by Standard & Poor's and Moody's; or (ii) any Additional Notes have been issued to Investor pursuant to Article II hereof, Investor shall have the option, upon five (5) days prior written notice to The Stanley Works, to require The Stanley Works to purchase all (but not less than all) of the Notes held by Investor, and upon receipt of such notice The Stanley Works agrees to purchase such Notes from Investor on the date specified in such notice, at the Purchase Price (as defined below). The Purchase Price shall be paid in immediately available funds to the account of Investor set forth on the signature page hereof.

                  Section 3.2 In the event that, at any time when Investor is the holder of any Note, any Additional Notes have been issued to Investor pursuant to Article II hereof, The Stanley Works shall have the option, upon five (5) days prior written notice to Investor, to require Investor to sell to The Stanley Works all (but not less than all) of the Notes held by Investor, and upon receipt of such notice Investor agrees to sell such Notes to The Stanley Works on the date specified in such notice, at the Purchase Price. The Purchase Price shall be paid in immediately available funds to the account of Investor set forth on the signature page hereof.

                  Section 3.3 For purposes of Sections 3.1 and 3.2 above, the "PURCHASE PRICE" shall be determined by The Stanley Works as follows: upon exercise by Investor of its option pursuant to Section 3.1 or by The Stanley Works of its option pursuant to Section 3.2, The Stanley Works shall solicit from five market participants purchase price quotations for the purchase of the Notes held by Investor, which purchase price quotations shall be based on the discounted value of the remaining cash flows on such Notes at Swap Curve plus 0.45% and shall include any accrued and unpaid interest on such Notes to the specified date of purchase. For the purposes of this Section 3.3, the "SWAP CURVE" shall mean the zero coupon curve for the remaining term of such Notes, obtained from mid market swap quotations. For the avoidance of doubt, Swap Curve refers to the same rate convention as that of the Notes. Upon receipt of such quotations, The Stanley Works shall exclude the highest and lowest quotations and shall determine the "Purchase Price" as the arithmetic mean of the remaining three quotations.


                                   ARTICLE IV

                CONDITIONS PRECEDENT TO ISSUANCE OF INITIAL NOTE

                  Section 4.1 The obligation of The Stanley Works to issue the Initial Note to Investor on the Closing Date shall be subject to the conditions that (i) all representations and warranties of Investor in the Transaction Documents (as such term and the other terms used but not defined herein are defined in the Auction Market Preferred Stock Investment Agreement, dated as of the date hereof, between the Company and The Stanley Works for the benefit of Investor (the "INVESTMENT AGREEMENT")) to which it is a party shall be true and correct as of the Closing Date in all material respects, (ii) Investor shall have performed all of its obligations theretofore to be performed under the Transaction Documents in all material respects and (iii) no Acceleration Event shall have occurred and be continuing as of the Closing Date or shall occur as a result of the issuance of AMPS Shares on the Closing Date.

                  Section 4.2 The obligation of Investor to purchase and pay the purchase price for the Initial Note on the Closing Date shall be subject to the conditions that (i) all representations and warranties of The Stanley Works and the Company in the Transaction Documents shall be true and correct as of the Closing Date in all material respects, (ii) The Stanley Works shall have performed all of its obligations theretofore to be performed under the Transaction Documents in all material respects and (iii) no Acceleration Event shall have occurred and be continuing as of the Closing Date or shall occur as a result of the issuance of AMPS Shares on the Closing Date.

                  Section 4.3 The obligations of each party hereto to issue and purchase, respectively, the Initial Note shall be subject to the following additional conditions:

                  (i) the execution and delivery of the Transaction Documents by each of the parties thereto;

                  (ii) each of the conditions set forth in Section 7.1(c) of the Auction Market Preferred Stock Procurement Agreement, dated as of February 7, 2002, between The Stanley Works and Investor (the "PROCUREMENT AGREEMENT") having been satisfied;

                  (iii) the AMPS Shares having been issued and delivered to Investor as contemplated by the Transaction Documents; and

                  (iv) all necessary corporate and governmental authorizations for Investor having been obtained and remaining in full force and effect on the Closing Date.


                                   ARTICLE V

                ACKNOWLEDGMENTS OF THE STANLEY WORKS AND INVESTOR

                  Section 5.1 (a) The Stanley Works acknowledges that Investor has relied on the representations and warranties of The Stanley Works and the Company in the Transaction Documents in connection with Investor's purchase of the Initial Note.

         (b) The Investor acknowledges that The Stanley Works and the Company have relied on the representations and warranties of the Investor in the Transaction Documents in connection with the issuance by The Stanley Works of the Initial Note.

                  Section 5.2 (a) Investor acknowledges that the Notes have not been and will not be registered under the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended (the "SECURITIES ACT"), or any state securities or blue sky laws, and (b) Investor agrees that it may not offer, sell, pledge, hypothecate or transfer at any time, directly or indirectly, any Note except (i) together with any AMPS Shares transferred by Investor in accordance with Section 5.1 of the Procurement Agreement, (ii) in accordance with all conditions of any such transfer under such Section 5.1 and
(iii) pursuant to a transaction not required to be registered under the Securities Act.

         (b) Investor is an institutional Accredited Investor within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act.

         (c) Investor acknowledges that it has access to such financial and other information concerning The Stanley Works and the Notes as deemed necessary in connection with its decision to purchase the Initial Note, including an opportunity to ask questions of and request information from The Stanley Works.

         (d) Investor is acquiring the Initial Note for its own account for investment, not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes. Investor acknowledges that each Note will contain a legend substantially to the following effect:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OTHERWISE IN ACCORDANCE WITH THE NOTE PURCHASE AGREEMENT.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

                  Section 6.1 Forms. Investor shall complete and deliver to The Stanley Works a United States Internal Revenue Service Form W-8BEN (or any similar or successor form thereto) completed in the same manner as the sample Form attached hereto as Annex A, claiming the benefits of the Tax Treaty (as defined in the Procurement Agreement) (i) prior to the Closing Date (as such term is used in the Procurement Agreement), (ii) before the form previously provided expires, (iii) promptly upon learning that the form previously provided has become obsolete or incorrect and (iv) promptly upon reasonable request by the Company. If Investor is required to file any U.S. tax returns with respect to Investor's holding of the AMPS Shares, Investor shall treat such holding as defined in 26 C.F.R. Section 1.1275-1(d), unless Investor receives an opinion from nationally recognized U.S. tax counsel that there is not a reasonable basis for such treatment.

                  Section 6.2 Payment of Additional Amounts under the Transaction Documents. The Stanley Works represents that neither it nor the Company is required under current law to withhold any U.S. tax with respect to any payment due to Investor under any of the Transaction Documents. This representation is made by The Stanley Works insofar as Investor is a tax resident of France and based on the accuracy of Investor's representations, warranties, agreements and covenants in the Transaction Documents. If, in the course of an audit, the United States Internal Revenue Service (the "IRS") asserts that any U.S. tax should have been withheld with respect to any such payment, prior to contesting any such assertion, The Stanley Works or the Company shall either (i) pay the amount of tax asserted to be due by the IRS or
(ii) agree to indemnify Investor against any claim by the IRS against Investor with respect to such tax. If The Stanley Works makes any payment pursuant to the immediately preceding sentence, and, as a result of the making of such payment, Investor, acting reasonably, determines that it is entitled to receive a tax credit or other similar benefit under the tax laws of France, Investor shall, promptly after the receipt of that benefit, pay the amount thereof to the Stanley Works.

                  Section 6.3 Assignment, etc. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, shall be assigned or delegated by either of the parties hereto without the prior express written consent of the other party, except under the circumstance set forth in Section 5.1 of the Procurement Agreement. Investor agrees that it shall not transfer the Initial Note to any third party without at the same time transferring all of the AMPS Shares held by it to such transferee.

                  Section 6.4 Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

                  Section 6.5 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH AND FOR ANY COUNTERCLAIM THEREIN. EITHER PARTY HERETO MAY FILE ANY ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  Section 6.6 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

                  Section 6.7 Notices. Any notice pursuant to this Agreement shall be in writing signed by or on behalf of the party giving it and may be served by sending it by confirmed facsimile, personal delivery or overnight courier to the address of the other parties set forth below (or to such other address as the affected party shall have specified by not less than fifteen (15) days prior notice given in accordance with this Section). Notice shall be received for purposes thereof:

                        (i) in the case of personal delivery or overnight
                courier, on the day delivery at the address of the relevant party is confirmed by a signed receipt of such notice, or if such day is not a Business Day, on the first Business Day thereafter; and

                        (ii) in the case of a facsimile transmission, on the day
                a confirmation of receipt is received or, if such day is not a Business Day, on the first Business Day thereafter.

         To The Stanley Works:
         --------------------

         Address:          The Stanley Works
                           1000 Stanley Drive
                           New Britain, Connecticut  06053
                           USA

         Fax:              (860) 827-3911
         Attention:        David S. Winakor
                           Corporate Counsel

         To Investor:
         -----------

         Address:          BNP Paribas
                           37 Place du Marche St Honore
                           75001 Paris

         Fax:              (33) (0) 1.43.16.90.50
         Attention:        Christophe Delafontaine

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.


         THE STANLEY WORKS


         By: /s/ Craig Douglas
             -----------------
             Craig Douglas
             Vice President & Treasurer


         BNP PARIBAS


         By:/s/ Vincent Colson
            ------------------
            Vincent Colson

                                    Exhibit A
                                    ---------



                                  Form of Note



                                    Exhibit A

THIS NOTE AND ANY BENEFICIAL INTEREST IN THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED AT ANY TIME, DIRECTLY OR INDIRECTLY, EXCEPT PURSUANT TO A TRANSACTION NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT AND OTHERWISE IN ACCORDANCE WITH THE NOTE PURCHASE AGREEMENT.


NUMBER 1                                   Principal Amount:  $[          ]
Dated:  [          ]                                  Due: February 7, 2008


THE STANLEY WORKS, a corporation organized and existing under the laws of Connecticut (the "ISSUER"), with offices at 1000 Stanley Drive, New Britain, Connecticut 06053, for value received, hereby promises to pay to BNP PARIBAS, a societe anonyme organized and existing under the laws of The Republic of France, the principal sum of U.S. [ ] dollars (U.S.$ [ ]) on February 7, 2008 (the "MATURITY DATE").

The Issuer shall pay interest on this Note semi-annually on each August 7, and each February 7 and on the Maturity Date or, if any such date is not a Business Day (as defined below), on the next following Business Day unless such day falls in the following calendar month, in which case payment shall be made on the first preceding day that is a Business Day (each, an "INTEREST PAYMENT DATE"), commencing [ ], until the principal of this Note is paid in full, on the principal amount of this Note outstanding from time to time. Interest on this Note shall accrue from the day following the preceding Interest Payment Date (or, in the case of the first Interest Payment Date, from and including the date hereof) to and including the following Interest Payment Date at a rate per annum equal to (i) in respect of each Interest Payment Date to and including February 7, 2007, 5.72%, calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and (ii) in respect of each Interest Payment Date after February 7, 2007, LIBOR (as defined below), calculated on the basis of a the actual number of days elapsed and a 360-day year, plus 0.45%. For purposes of this paragraph, the following terms shall have the meanings set forth below:

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or any other day on which commercial banks located in New York City are authorized or required by law to remain closed.

         "LIBOR" for the determination of interest payable on any Interest Payment Date means the rate for deposits in United States dollars for six months (the "specified period") which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second London Business Day preceding the related Reset Date. If such rate does not appear on the Telerate Page 3750, LIBOR will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the second London Business Day preceding that Reset Date to prime banks in the London interbank market for the specified period commencing on that Reset Date and in a representative amount. The Issuer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted by major banks in London selected by the Issuer, at approximately 11:00 a.m., London time, on the second London Business Day preceding that Reset Date for loans in United States dollars to leading European banks for the specified period commencing on that Reset Date and in a representative amount.

         "LONDON BUSINESS DAY" means a day on which banks are open in London for the transaction of normal banking business in the interbank market.

         "REFERENCE BANKS" means five leading banks designated by the Issuer and acting through their respective principal London offices, provided that if any such bank or banks do not provide the quotations required for this Note, such other bank or banks (as the case may be) substituted for it or them as may selected by the Issuer.

         "RESET DATE" in respect of any Interest Payment Date means the next preceding Interest Payment Date.

         The Issuer shall pay interest on any overdue installments of interest on this Note at the applicable rate set forth above to the extent lawful.

         The principal amount of this Note shall be payable on the Maturity Date only upon presentation and surrender of this Note at the office of the Issuer at 1000 Stanley Drive, New Britain, Connecticut 06053. Payments of principal of and interest on this Note shall be made to the holder of this Note indicated above in immediately available funds to the account of such holder designated in writing to the Issuer not later that 15 days prior to the related Interest Payment Date or the Maturity Date, as applicable.

         Until the entire principal of and accrued interest on this Note have been paid in full, the Issuer covenants with the holder of this Note as follows:

         (1) The Issuer shall maintain at the office located at the address of the Issuer specified above where notices, presentations and demands in respect of this Note may be given to and made upon it; provided, however, that the Issuer may, upon 15 Business Days' prior written notice to the holder hereof, move such office to any other location within the continental boundaries of Europe or North America.

         (2) The Issuer shall take and fulfill, or cause to be taken and fulfilled, all actions and conditions necessary to preserve and keep in full force and effect its existence, rights and privileges as a corporation, and shall not liquidate or dissolve and shall take and fulfill, or cause to be taken and fulfilled, all actions and conditions necessary to qualify, and to preserve and keep in full force and effect its qualification, to do business as a foreign corporation in the jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires such qualification.

         (3) The Issuer shall give prompt written notice to the holder hereof of any Event of Default or any event which with notice or lapse of time or both would constitute an Event of Default.

         (4) The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and government charges levied or imposed upon the Issuer or upon the income, profits or property of the Issuer, and (b) all lawful material claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

         (5) The Issuer shall not violate any laws, ordinances or governmental rules or regulations to which it or any of its properties is or may become subject, the violation of which, in the aggregate, reasonably could be expected to have a material adverse effect on the ability of the Issuer to pay the principal of and the interest of this Note.

         If any of the following events (each, an "EVENT OF DEFAULT") occurs and is continuing, the holder of this Note may give written notice to the Issuer at the address of the Issuer set forth above that this Note is immediately repayable, whereupon the principal amount of this Note together with accrued interest thereon to the date of payment shall become immediately due and payable, unless such Event of Default shall have been remedied prior to the receipt of such notice by the Issuer:

         (a) default is made for more than ten days (in the case of interest) or five days (in the case of principal) in the payment on the due date of interest on or principal of this Note;

         (b) the Issuer or Stanley Logistics, Inc. initiates or consents to proceedings relating to itself under any applicable bankruptcy, reorganization or insolvency law or makes a conveyance or assignment for the benefit of, or enters into any composition with, its creditors in general; or

         (c) the proceedings are initiated against the Issuer or Stanley Logistics, Inc. under any applicable bankruptcy, reorganization or insolvency law and such proceedings are not discharged or stayed within a period of 60 days.

         The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

         This Note shall be construed in accordance with the laws of the State of New York without reference to principles of conflicts of law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         IN WITNESS WHEREOF, the Issuer has caused this Note to be executed by its duly authorized officer as of the date first set forth above.


                                          THE STANLEY WORKS


                                          By: ___________________________
                                              Name:
                                              Title: